Exhibit 99.01
MEDIA CONTACT:
Kasey Holman
Media Relations — Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com
INVESTOR CONTACT:
David Allen
Investor Relations — Silicon Image, Inc.
Phone: 408-616-4003
Fax: 408-830-9531
david.allen@siliconimage.com
SILICON IMAGE REPORTS RECORD REVENUE AND NET INCOME FOR Q4 2006
FULL YEAR 2006 REVENUE INCREASED 39 PERCENT
Silicon Image Expects Sequential Revenue Growth to Resume in the June Quarter and
2007 Revenue of $340 to $360 Million
Stock Buy Back Plan Authorized
SUNNYVALE, Calif., Feb. 8, 2007 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, today reported financial results for its fourth quarter and fiscal year ended Dec. 31, 2006. Silicon Image also announced that its Board of Directors has authorized a stock repurchase program. The company intends, from time to time, as business conditions warrant, to purchase up to $100 million of common stock over the next three years, on the open market. Purchases may be increased, decreased or discontinued at any time without prior notice.
Fourth Quarter 2006 Financial Highlights
     — Record fourth quarter 2006 revenue of $87.0 million, including $66.3 million in product and $20.7 million in licensing revenue. Fourth quarter licensing revenue included $11.8 million of royalty revenue from the Settlement and License Agreement with Genesis Microchip, Inc., which was announced on Dec. 21, 2006, of which $10.6 million related to royalties earned prior to the fourth quarter of 2006. Total fourth quarter revenue increased 41.7 percent compared with the same quarter of 2005 and 11.0 percent compared with the prior quarter.
     — Fourth quarter gross margins of 61.6 percent compared with 58.0 percent in the fourth quarter of 2005 and 58.2 percent in the prior quarter. Gross margins for the fourth quarter of 2006 when adjusted for the $10.6 million of Genesis royalties from earlier periods and excluding stock compensation were 57.3 percent compared with 58.1 percent in the fourth quarter of 2005 and 59.2 percent in the prior quarter.
     — Record fourth quarter GAAP net income of $26.3 million, or $0.29 per diluted share. In comparison, GAAP net income for the fourth quarter of 2005 was $12.6 million, or $0.15 per diluted share. GAAP net income for the prior quarter was $8.0 million, or $0.09 per diluted share.
1060 E. Arques Avenue, Sunnyvale, CA 94085      408.616.4000      www.siliconimage.com

— Non-GAAP net income for the fourth quarter of 2006 was $18.3 million, or $0.21 per diluted share. In comparison, non-GAAP net income for the fourth quarter of 2005 was $13.8 million, or $0.16 per diluted share. Non-GAAP net income for the prior quarter was $21.4 million, or $0.24 per diluted share.
2006 Growth Fueled by HDMI
Total revenue for 2006 was $295.0 million, increasing 38.9 percent from $212.4 million for 2005. Year-over-year growth in revenue associated with sales into consumer electronic markets, the company’s largest category, was largely driven by the expanding adoption of High-Definition Multimedia Interface™ (HDMI™) by digital TV (DTV) manufacturers.
Net income on a GAAP basis for 2006 totaled approximately $42.5 million, or $0.49 per diluted share. Net income on a GAAP basis for 2005, totaled approximately $49.5 million, or $0.59 per diluted share.
Net income on a non-GAAP basis for 2006 totaled approximately $68.9 million, or $0.79 per diluted share. Net income on a non-GAAP basis for 2005, totaled approximately $46.2 million, or $0.55 per diluted share. A reconciliation of GAAP to non-GAAP income is included in the summary financial information attached to this press release.
Cash and short-term investments increased by $99.1 million to approximately $250.6 million or $2.81 per share on a diluted basis at the end of fourth quarter 2006, compared with $151.6 million at the end of 2005.
“2006 was a banner year in revenue and profitability for Silicon Image,” said Steve Tirado, president and CEO. “While we expect a seasonally soft March quarter, I am looking forward to another year of solid revenue growth for Silicon Image.
“I am encouraged by customer response to our expanded product line of recently introduced chips, including a family of HDMI input processor switches, and second generation SteelVine storage processors,” said Tirado “Our 2007 design wins with many of the top-tier consumer electronics manufacturers, growing momentum for our industry-first HDMI 1.3 products, HDMI’s expanding CE adoption and penetration into PC market, and increased usage of eSATA for storage products position us to resume sequential growth in the June quarter.
“Looking beyond 2007,” Tirado continued, “our recent strategic activities to acquire additional and complementary IP and engineering talent, we believe, will accelerate and enhance our position to serve our top-tier customers with leading-edge DTV, connectivity and storage products.”
Recent Highlights
     — Strengthened IP Portfolio, Engineering Resources and SoC Design Capabilities:
-	Acquired in Jan. 2007 for a net $13.6 million in an all cash transaction from Infineon Technologies AG, sci-worx GmbH (now Silicon Image Germany), a leading intellectual property (IP) and design service provider specializing in multimedia, communications, and networking applications. Silicon Image Germany has approximately 172 employees, more than 80 percent of whom are engineers. The acquisition brings Silicon Image core competencies in and derives revenues from more than 50 IP products in the area of video/image processing, wireline communications, security and bus interfaces.

-	Signed a cross licensing agreement in Feb. 2007 with Sunplus Technology Co., Ltd. to license the use of, and the right to further develop advanced IP for video processors and DTV products. Silicon Image will pay Sunplus $40 million upon delivery and completion of certain milestones. The Sunplus IP, along with the engineering talent and IP recently acquired in the sci-worx transaction, is expected to further enhance and accelerate Silicon Image’s ability to provide top-tier consumer electronics customers with a full line of integrated circuits, ranging from industry-leading discrete HDMI chips, new integrated front-end DTV input processors and fully-integrated System-on-a-Chip (SoC) DTV products that advance a new architecture for premium HD content access throughout the home and mobile environment.
     — Expanded product line:
-	A new series of integrated HDTV input processors, including the SiI9153 and SiI9155, which support multiple HDMI 1.3 ports with video resolutions of up to 1080p at 60Hz and 36 bits-per-pixel color depth and legacy analog video inputs for DTVs. These new processors allow consumers to enjoy the highest quality content on their HDTVs transmitted by a new generation of consumer products, such as the Sony PlayStation 3™ or Samsung’s BD-P1200 Blu-ray Disc player. In addition, Silicon Image’s input processors support the new, lossless compressed digital audio formats available in HDMI 1.3: Dolby® TrueHD and DTS-HD Master Audio™, as well as other HDMI-supported audio formats, including high-bandwidth uncompressed digital audio and compressed formats such as Dolby® Digital, DTS and Super Audio CD (SACD).

-	A new family of HDMI 1.3 switches, including the SiI9181 and SiI9185. The new, cost-effective HDMI 1.3 switches enable multiple HDMI source devices to connect to HDTVs with frequency of operation up to 225 megahertz (MHz), allowing consumers to enjoy Deep Color™ content.

-	A new mid-range HDMI 1.2 transmitter solution: the new SiI9034 extends Silicon Image’s broad line of advanced HDMI transmitters that includes the world’s best-selling HDMI transmitter, the SiI9030, and the high-end SiI9134. The SiI9034 is intended for use in set-top boxes (STBs), DVD recorders and DVD players.

-	SteelVine™ SiI5733, the first storage processor with content security enabled by automatic drive locking. The SiI5733 gives HDTV, digital video recorder, STB and PC motherboard manufacturers a cost-effective storage solution that is simple, scalable, reliable and secure. The processor, part of the second generation of SteelVine processors, offers advanced storage capabilities including automatic drive locking, drive cascading for dynamic capacity expansion, RAID 0, RAID 1 and two multi-RAID modes, SAFE33 and SAFE50, without requiring any software, drivers or special user knowledge.
     — HDMI continues to gain traction:
-	Total number of companies having adopted HDMI now total over 500, up approximately 200 firms from one year ago, including more than 100 companies in China. In November, 2006 the market research firm In-Stat projected an estimated 63 million HDMI-enabled devices were shipped worldwide in 2006 and that another 130 million such devices would be shipped in 2007.

-	The Consumer Electronics Association awarded HDMI Licensing, LLC, on behalf of the HDMI Founders, its International CES Innovations 2007 Design and Engineering Awards Honoree for the HDMI 1.3 specification. Products considered for this prestigious award program are judged by a preeminent panel of independent industrial designers, engineers and members of the trade press to honor outstanding design and engineering in cutting-edge CE products. The HDMI Founders include Hitachi, Matsushita (Panasonic), Philips, Silicon Image, Sony, Thomson and Toshiba.

-	The introduction of Microsoft’s new operating system in Jan. 2007, Vista, with its content digital rights management requirements, has generated increased interest by PC manufacturers in HDMI connectivity. More than 50 HDMI PC products are currently available, including nearly two dozen desktop and notebook PCs, families of HDMI PC monitors from major manufacturers and a broad range of motherboards and graphics cards with HDMI outputs.

-	Simplay Labs, LLC, a wholly-owned subsidiary of Silicon Image, has authorized more than 125 products to use the Simplay HD™ logo, indicating that these products have undergone testing related to the HDMI and High-bandwidth Digital Content Protection (HDCP) specifications, as well as compatibility testing with a suite of other devices that have been Simplay HD verified.

-	Simplay Labs opened its first European test center providing local support to European CE manufacturers. Simplay Labs also operates test centers in North America and in Asia.
Outlook
Silicon Image expects
-	Revenue for the full year 2007 to range between $340 million and $360 million driven by higher licensing, new products and wider HDMI penetration.

-	Revenue for the first quarter ending March 31, 2007 to range between $68 million and $72 million, a decrease of approximately 6 to 11 percent compared with the fourth quarter of 2006, after adjusting for the Settlement and License Agreement with Genesis Microchip, Inc.
Use of Non-GAAP Financial Information
Silicon Image reports net income and basic and diluted net income per share in accordance with GAAP and supplementally on a non-GAAP basis for informational purposes only. Silicon Image believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation addresses the lack of comparability between periods presented with respect to stock-based compensation as a result of the adoption of SFAS No. 123R and other items provides management with meaningful information to evaluate operations, manage and monitor performance and determine bonus compensation. Silicon Image’s presentation of non-GAAP financial information excludes stock-based compensation, amortization of intangible assets recorded in connection with our acquisitions, gain on investment security and the non-cash portion of the income tax provision recorded to additional paid in capital. Silicon Image has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our operating results and to illustrate the results of operations giving effect to such non-GAAP adjustments. Management excludes the tax expense (benefit) when reviewing our performance because it depends upon the timing of stock option exercises, which are outside of our control and are unrelated to our ongoing business operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Conference Call
The company will host a conference call to discuss these financial results today at 2:00 p.m. Pacific Time. The call will be broadcast over the Internet and can be accessed on the investor relations section of the company’s website at www.siliconimage.com. Alternately, the call can be accessed by dialing 719-457-2692 and entering pass code 8996437. A replay of the conference call will be available until midnight Pacific Time, on Feb. 22, 2007. To access the replay, dial 719-457-0820 or 888-203-1112, and enter pass code 8996437. A replay of the web cast of the call will also be available on the investor relations section of the company’s website at www.siliconimage.com until midnight Pacific Time, on Feb. 22, 2007.
About Silicon Image, Inc.
Headquartered in Sunnyvale, Calif., Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementations for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI™ and Serial ATA (SATA), leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. With a proven track record of improving cross-product interoperability, Silicon Image has shipped more than 100 million HDMI/HDCP and DVI/HDCP semiconductor solutions and offers one of the most robust and comprehensively tested technology platforms in the consumer electronics industry through the Simplay HD™ Testing Program of Simplay Labs. Simplay Labs, LLC, a wholly-owned subsidiary of Silicon Image, is a leading provider of testing technologies, tools and services for high-definition consumer electronics devices such as HDTVs, set-top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-quality HDTV experience to consumers. Silicon Image is the leading provider of semiconductor intellectual property solutions for high-definition multimedia and data storage applications. For more information, please visit www.siliconimage.com.
Forward-Looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to Silicon Image’s planned stock repurchase program, its anticipated revenue growth and future operating results, anticipated market demand for HDMI 1.3 products, increasing HDMI adoption and penetration, increased usage of eSATA products, and the benefits of the sci-worx and Sunplus transactions. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, Silicon Image’s planned stock repurchase program, its future revenue and operating results, market demand for HDMI 1.3 products, HDMI adoption and penetration, usage of eSATA products, and the benefits of the sci-worx and Sunplus transactions may differ materially from what is currently anticipated. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)	Three Months Ended			Twelve Months Ended December 31,
Unaudited	December 31, 2006	September 30, 2006	December 31, 2005	2006	2005
Revenue:
Product	$66,278	$69,149	$55,349	$250,374	$193,923
Development, licensing and royalties	20,675	9,178	6,007	44,584	18,476

Total revenue	86,953	78,327	61,356	294,958	212,399

Cost of revenue and operating expenses:
Cost of revenue (1)	33,393	32,721	25,745	121,247	83,105
Research and development (2)	15,987	16,866	12,526	63,598	44,860
Selling, general and administrative (3)	18,226	17,459	11,063	67,597	31,438
Amortization of intangible assets	78	78	276	508	1,098
Reimbursement of patent assertion costs, net	(5,369)	13	121	(5,244)	326

Total cost of revenue and operating expenses	62,315	67,137	49,731	247,706	160,827

Income from operations	24,638	11,190	11,625	47,252	51,572
Interest income and other, net	3,024	2,623	1,244	9,205	3,410
Gain from investment security			34		1,297

Income before provision for income taxes	27,662	13,813	12,903	56,457	56,279
Provision for income taxes	1,389	5,771	350	13,992	6,730

Net income	$26,273	$8,042	$12,553	$42,465	$49,549

Net income per share – basic	$0.31	$0.10	$0.16	$0.51	$0.63
Net income per share – diluted	$0.29	$0.09	$0.15	$0.49	$0.59
Weighted average shares – basic	85,618	83,439	80,315	82,787	79,254
Weighted average shares – diluted	89,113	87,433	84,042	86,791	83,957

(1) Includes stock compensation expense (benefit)	$473	$772	$24	$2,427	$(1,383)

(2) Includes stock compensation expense (benefit)	1,715	3,781	495	11,108	(3,851)

(3) Includes stock compensation expense (benefit)	2,583	4,073	423	13,696	(3,297)

SILICON IMAGE, INC.
GAAP NET INCOME TO NON-GAAP NET INCOME RECONCILIATION
(Amounts disclosed net of tax, as applicable)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share amounts)	2006	2006	2005	2006	2005
(unaudited)
GAAP Net income	$26,273	$8,042	$12,553	$42,465	$49,549

Non-GAAP adjustments:
Stock-based compensation expense (benefit) (1)	(3,986)	8,626	942	18,474	(8,531)
Adjustments related to Genesis Settlement (2)	(8,543)			(6,864)
Amortization of intangible assets, net of tax (3)	78	78	274	508	1,098
Non-cash tax benefits (4)	4,467	4,621	81	14,333	5,403
Gain on investment security (5)	—	—	(34)	—	(1,297)

Non-GAAP net income	$18,289	$21,367	$13,816	$68,916	$46,222

Non-GAAP net income per share — basic	$0.21	$0.26	$0.17	$0.83	$0.58
Non-GAAP net income per share — diluted	$0.21	$0.24	$0.16	$0.79	$0.55

Weighted average shares — basic	85,618	83,439	80,315	82,787	79,254
Weighted average shares — diluted	89,113	87,433	84,042	86,791	83,957

(1)	For the three months and twelve months ended December 31, 2006, these adjustments represent the non-cash amortization of stock-based compensation associated with the adoption of SFAS No. 123R. For the three months and twelve months ended December 31, 2005, these adjustments represent stock-based compensation (benefit) associated with stock option modifications, including repricings, and certain stock options issued to employees of acquired companies and to non-employees in exchange for services, net of tax. Stock-based compensation (benefit) in 2005 fluctuated in large part based on changes in our stock price. Management excludes this expense (benefit) because of the lack of comparability between periods as a result of the adoption of SFAS 123R. In addition, when reviewing our cost of revenue and operating expenses management does not consider this expense (benefit) to be relevant to an assessment of our ongoing operations.

(2)	This adjustment represents the reversal of royalty revenue and reversal of contra expense for reimbursement of litigation expenses from Genesis for all quarters prior to Q4’ 2006 for the quarter ending December 31, 2006, and all quarters prior to 2006 for the year ending December 31, 2006, net of tax.

(3)	This adjustment represents expenses for the amortization of intangible assets recorded in connection with our acquisitions. These on-going expenses pertain to intangible assets that are not expected to be replaced when fully amortized, as might a depreciable tangible asset.

(4)	This adjustment represents the non-cash tax benefits from employee stock transactions and other discrete items included in the GAAP tax provision and recorded to additional paid in capital.

(5)	This adjustment relates to warrants and stock received by the company from a transaction involving the licensing of certain of our intellectual property. These types of losses are infrequent and unusual, and reflect market and other conditions unrelated to our ongoing business operations.
1060 E. Arques Avenue, Sunnyvale, CA 94085      408.616.4000      www.siliconimage.com

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands)	2006	2005
Unaudited
Assets
Current Assets:
Cash and cash equivalents	$81,921	$77,877
Short-term investments	168,724	73,685
Accounts receivable, net	39,931	30,141
Inventories	28,287	17,072
Prepaid expenses and other current assets	4,895	3,037

Total current assets	323,758	201,812

Property and equipment, net	18,431	9,613
Goodwill	13,021	13,021
Intangible assets, net	78	585
Other assets	24,943	7,990

Total assets	$380,231	$233,021

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$14,187	$13,372
Accrued liabilities and other current liabilities	36,779	13,952
Deferred license revenue	5,264	8,283
Debt obligations and capital leases	—	230
Deferred margin on sales to distributors	17,712	13,771

Current liabilities	73,942	49,608

Other long-term liabilities	1,067	6,867

Total liabilities	75,009	56,475

Stockholders’ Equity:
Total stockholders’ equity	305,222	176,546

Total liabilities and stockholders’ equity	$380,231	$233,021